EXHIBIT 99.1
Item 6. Selected Financial Data
The selected consolidated financial data presented below should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto appearing elsewhere in this report. Our consolidated selected financial data have been derived from our audited consolidated financial statements.

	Oct. 2,	Oct. 3,	Sept. 28,	Sept. 29,	Sept. 30,
	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)
Statement of Operations Data
Net revenues:
Products	$121,552	$144,349	$125,805	$135,919	$111,777
Intellectual Property	5,000	16,350	2,000	—	—

Total net revenues	126,552	160,699	127,805	135,919	111,777
Cost of goods sold (including impairments and other charges of $3,667 in fiscal 2009)	49,981	47,625	42,334	43,592	33,704

Gross margin	76,571	113,074	85,471	92,327	78,073
Operating expenses:
Research and development	50,650	56,217	57,447	64,104	71,355
Selling, general and administrative	41,582	46,984	43,385	46,970	41,871
Amortization of intangible assets	—	—	—	—	20,481
Special charges (1)	6,896	211	4,724	2,550	5,999

Total operating expenses	99,128	103,412	105,556	113,624	139,706

Operating (loss)/income	(22,557)	9,662	(20,085)	(21,297)	(61,633)
Interest expense	(3,127)	(5,310)	(5,248)	(4,938)	(3,829)
Other income, net	1,052	544	522	863	1,162

(Loss)/income before income taxes	(24,632)	4,896	(24,811)	(25,372)	(64,300)
Provision for income taxes	482	611	111	1,849	370

Net (loss)/income	$(25,114)	$4,285	$(24,922)	$(27,221)	$(64,670)

(Loss)/income per share:
(Loss)/income per share, basic	$(1.04)	$0.19	$(1.12)	$(1.29)	$(3.16)
(Loss)/income per share, diluted	$(1.04)	$0.18	$(1.12)	$(1.29)	$(3.16)
Shares used in computation of net (loss)/ income per share, in thousands:
Basic	24,156	23,046	22,156	21,107	20,438
Diluted	24,156	23,202	22,156	21,107	20,438

	Oct. 2,	Oct. 3,	Sept. 28,	Sept. 29,	Sept. 30,
	2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$20,891	$43,033	$25,796	$29,976	$15,335
Marketable securities	—	—	—	11,260	40,094
Working capital	14,223	50,277	35,814	50,880	59,332
Total assets	62,463	100,413	82,008	96,438	105,366
Long-term debt	13,415	40,749	37,308	33,848	30,708
Stockholders’ equity	18,890	32,666	21,904	34,142	47,199

(1)	Special charges consist of asset impairments and restructuring charges.